Exhibit 10.2

PROMISSORY NOTE

$4,300,000.00	March 25, 2011
Woodridge, Illinois.

FOR VALUE RECEIVED, Wood River Capital, LLC (‘Maker”) promises to pay to the order of YTB International Inc. it’s authorized endorsees, successors and assigns (“Payee” or “Lender” or “holder”) the principal sum of Four Million Three Hundred Thousand Dollars ($4,300,000.00), together with interest on the unpaid principal amount thereof outstanding from time to time at a rate of zero percent (0%) per annum. Said principal and interest shall be payable as follows:

Maker shall pay Holder (a) all principal and interest thereon on March 25, 2014, failing which, Holder shall in exchange for consideration of $100.00, grant Maker 12 additional months from March 25, 2014 to pay all principle and interest thereon to Holder on March 25, 2015.

All Maker’s obligations to pay or perform stated in the Note shall deemed waived and/or performed and Maker will be relieved from further performance of any obligation stated in or relating to the Note If (i) the Holder fails to perform in accordance with the terms of that certain Commercial Lease of today’s date with Maker (YTB Lease) and/or Zeiser Motor Inc. (“Zeiser”) tenant in that certain lease by and between Holder and Zeiser dated September 29, 2010 (Zeiser Lease) and assigned to Maker as of today’s date fails to perform as required pursuant to the terms of the Zeiser Lease and its affiliate, Zeiser Auto Group (ZAG), fails to perform or pay pursuant to the terms of that certain November 15, 2010 $550,000.00 Promissory Note (ZAG Note) all jointly and/or individually fail to pay or perform when due for three (3) consecutive monthly rent and/or payments (including tax and insurance escrow and installments pursuant to the Zieser Note) due and owning pursuant to the YTB Lease, Zeiser Lease and/or Zeiser Note during the term of the Note, including any extensions hereof, (ii) the Holder and/or tenant Zeiser fail to pay or miss to pay when due, monthly rent and /or other payments (including tax, insurance escrow, additional rent, installments) pursuant to the terms of the YTB Lease, Zeiser Lease or Zeiser note for a cumulative period of three (3) months during the term (including any extensions thereof) of the Note; and/or (iii) either Holder and/or Zeiser fail to perform any other obligation due and owning under the terms of their respective leases (including compliance with the building code violations, zoning violations, repairs and/or maintenance obligations, permitting mechanics and/or materialmens liens, etc.) and/or the Zeiser note where the cumulative cost or exposure to Maker is equal to or higher than $100,000.00 anytime during the term of this Note (including any extension thereof). The above relief from Maker Note shall not be deemed to be forgiveness of debt to or relief from obligations of Maker but rather, the Maker and Holder agree that the value of the Property shall be deemed reduced to $2,800,000.00 by failure by either Holder or Zeiser to fully and faithfully perform their obligations under their respective leases and/or the Zeiser note as documented by the appraisal provided by Holder to Maker.

Maker and or any nominee or nominees of Maker may prepay and/or redeem without any premium or penalty and be free from all obligations under this Note any time during the first 18 months from the date of this Note for a purchase price or payment of $2,700,000.00 or during the next 18 months but before the end of the 36th month from the date of this Note, for purchase or payment of $3,200,000.00.  If this Note is not paid off or redeemed by Maker within the said 3 years, Holder agrees to extend the Maker Note for an additional 12 month period ending at end of day March 25, 2015 but thereafter, this Note shall be deemed paid in full by Maker and Maker shall have no further obligation under this Note. Notwithstanding anything to contrary stated in this Note or anywhere else, any transfer or attempted transfer by Holder, by operation of law or otherwise except with express written consent of the Maker, shall have to same as though that this Note has been paid in full.

Maker shall have the right, at its option, to prepay the principal amount hereof outstanding from time to time, in whole or in part, without premium or penalty, at any time. All partial prepayments shall be applied to future of principle due Holder.

The occurrence of any one of the following events shall constitute a default by Maker (and “Event of Default”) under this Note: (a) if a petition under any section or chapter of the Bankruptcy code or any similar law or regulation shall be filed by Maker, or if Maker shall make an assignment for the benefit of creditors; (b) if a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation is filed against Maker and such petition is not dismissed within sixty (60) days after the entry or filing thereof; (c) if an application is made by any person other than Maker for the appointment of a receiver, trustee or custodian for any of Maker’s assets and the same is not dismissed within sixty (60) days after the application therefore; (d) if the Maker is dissolved and not reinstated within 60 days from date of notice from Holder.

If at any time or times after the date of this Note the holder hereof:
(a)(i) to represent such holder in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (when instituted by the holder only) in any way or respect to enforce this Note; or (ii) to enforce any rights of the holder hereunder against Maker; (b) attempts to or enforces any rights or remedies of the holder hereof against Maker, then the reasonable costs and expenses incurred by such holder in any manner or way with respect to the foregoing shall be added to and made a part of the principal hereof, payable by Maker to the holder hereof on demand. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: (i) reasonable attorney’s fees, costs and expenses, including those incurred in connection with any appeal; (ii) reasonable accountant’s fees, costs and expense; (iii) court costs and expenses; and (iv) court reporter fees, costs and expenses.

Maker’s and Payee’s obligations hereunder are not assignable or transferable without prior written consent of the other party.

All payments of principal and interest hereon shall be made at 1901 E. Edwardsville Rd., Wood River, Illinois 62095, or at such other address as the holder may from time to time designate to Maker.

If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note at the application of such provision to other parties or circumstance will not be affected thereby, and the provisions of this Note shall be severable in any such instance.

This Note shall be governed and controlled by the laws of the State .of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law and in all other respects, and Maker consents to the non-exclusive jurisdiction of any state or federal court sitting in Illinois.

The Undersigned Member is authorized to execute not personally but solely as a member of the Maker and deliver this Note for and on behalf of the Maker

IN WITNESS WHEREOF, Maker has executed and delivered this Note to Payee as of the date first set forth above.

Wood River Capital, LLC
a Florida Limited Liability Company

	By:	/s/ Kanaiyalal J. Hathi, Member
Member: Kanaiyalal J. Hathi, not individually
But solely as member of the Maker

STATE OF ILLINOIS )
) ss:
COUNTY OF Dupage )

The foregoing instrument was acknowledged before me this 28 day of March, 2011, by Kanaiyalal J. Hathi solely as Member of and on behalf of Wood River Capital LLC, a Florida Limited Liability Company, qualified to conduct business in Illinois.

/s/ Linda M. DiBrito
Notary Public

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